EXHIBIT 10.16

Management Agreement

between

1.	PIERIS AG represented by the Supervisory Board

- hereinafter referred to as the “Company”-

and

2.	Claus Schalper, Ismaninger Str. 62, 81765 Munich, Germany

- hereinafter referred to as the “MANAGER” -

Preamble

Through the resolution adopted by the Supervisory Board on December 13, 2007, the MANAGER was appointed to the Management Board to serve as Chief Financial Officer of the Company, effective as of February 1, 2008.

NOW THEREFORE, in consideration of their mutual obligations, the parties agree as follows:

§ 1

Start and Term of the Employment

The employment shall commence on February 1, 2008 and is concluded for a period of 12 (months) months (the “Term”), i.e. this Agreement will end on January 31, 2009. The Term will be extended once or more times automatically for 1 (one) year, unless this Agreement has been terminated 3 (three) months prior to the Term, provided that the total Term does not exceed five years. Any termination must be in writing.

§ 2

Consulting Agreement

The Consulting Agreement dated June 7, 2006 between the Company and the MANAGER is hereby mutually lifted as of February 1, 2008 and shall no longer be in force after January 31, 2008. The Consulting Agreement shall be replaced by this Agreement as of February 1, 2008.

§ 3

Activity

1.	The MANAGER shall be employed as Chief Financial Officer (Vorstand). The field of work shall cover especially financials, administration and human resources. The place of work is Freising.

2.	The Company reserves the right also to assign other reasonable activities to the MANAGER which correspond to his training and his skills and which result in an alteration to the area of responsibility.

3.	The MANAGER shall carry out his work in an expert and conscientious manner, shall safeguard the Company’s interests and shall devote his full working capacity exclusively to the Company.

4.	The Company is entitled to release the MANAGER at any time from his work with the continued payment of his gross basic remuneration according to § 5 (1).

§ 4

Working Hours

1.	The MANAGER shall dedicate 75 % of his entire working capacity to the Company, at least 30 hours a week. The duration and the starting and finishing times of the daily working hours shall be determined by the MANAGER himself according to his set task within the respectively valid local working hours regulations, in which respect he must take account of operational interests and the respectively valid Company regulations.

2.	The MANAGER is obliged to do overtime or additional work. Overtime is to be done as is required by the situation-related scope of work and in so far as this is legally permissible. The additional work is compensated by the regular salary according to § 5 (1).

§ 5

Salary, other benefits

1.	The MANAGER shall receive for his contractual employment an annual gross salary of EUR 117,000 (in words: Euro one hundred and seventeen thousand), which shall be paid in twelve equal monthly installments.

2.	In addition to the remuneration provided for under § 5 (1), the MANAGER shall receive a variable annual bonus payment of EUR 10,000.00 (in words: Euro ten thousand) (the “Variable Bonus”) depending on the achievement of milestones, as to be agreed upon in good faith, whereby the determination of the fulfilment is within the discretion of the Company.

3.	In addition to the remuneration provided under § 5 (1), the MANAGER shall receive a further lump sum in the amount of EUR 750 per month for his travel expenses from his home to the office (which includes all car expenses).

4.	The payment of the salary shall fall due on the last day of each month. It shall be paid in a cashless manner; the MANAGER shall open an account within two weeks after the start of the employment and shall notify its number or the number of an already existing account.

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5.	The MANAGER undertakes to repay any overpayments of salary, including claims arising from the incorrect calculation of taxes and voluntary benefits, to the Company without delay. The MANAGER waives in this respect the assertion of a plea of a loss of enrichment, § 818 (3) German Civil Code.

6.	The Company has executed a D&O insurance, which covers the MANAGER; the Company will bear the full costs of said insurance.

§ 6

Travel Expenses

The MANAGER shall receive the reimbursement of his expenses at the fiscally recognized rates for trips, which are necessary in the Company’s interest. All further details are regulated by the respectively valid Company guidelines.

§ 7

Temporary Incapacity to work, continued payment of salary in the event of illness

1.	The MANAGER shall notify the Company without delay of every instance of the temporary incapacity to work and its probable duration. On request, the reasons for the temporary inability to work must be indicated.

2.	If the MANAGER is unable to work on account of the temporary incapacity to work due to illness for which he is not responsible, then the Company shall continue to pay his remuneration for a period of 3 (three) months, but no longer than the duration of this Agreement. Reimbursements made by third parties to this effect will be deducted.

§ 8

Secondary Employment and Non-compete Obligation

The MANAGER shall dedicate 75 % of his entire working capacity to the Company. It is known by the Company that the Manager dedicates remaining parts of his working capacity to business outside the field of interest of the Company. If any such external work covers the field of Life Sciences, than it shall require prior written consent of the Supervisory Board of the Company.

§ 9

Professional Development

The costs for professional development measures, which are in the Company’s interest, shall be borne by Company.

§ 10

Notification of Alterations to personal details

The MANAGER must notify the Company without delay of alterations to his personal status and alterations to other data, which is contained in the personnel questionnaire.

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§ 11

Termination of the employment

The right to effect termination without period of notice for due cause shall remain unaffected.

§ 12

Duty of care; return obligation

1.	The MANAGER shall be obliged to hold the articles put at his disposal (e.g. keys, electronic data, etc.) in safekeeping.

2.	At the Company’s request and at the latest when he leaves Company’s service, the MANAGER shall return to the Company without delay and without being requested to do so all files and other documents which concern the business operations of the Company or its affiliated companies which are in his possession or subject to his access - especially all plans, customer lists, price lists, printed matter, certificates, drawings, notes, drafts - and also copies of the said articles, regardless of whether he received them from the Company or from its affiliated companies.

§ 13

Confidentiality obligation

1.	The MANAGER undertakes to maintain secrecy on all business and company secrets, which he learns during his employment, and also on all other business and company facts of the employment. This shall not apply to facts, which are public knowledge.

2.	The confidentiality obligation shall also apply to the time after the termination of the employment.

3.	During the period of the employment, the MANAGER is also obliged to maintain secrecy on the contents of this contract.

4.	A breach of this unconditional obligation shall constitute a serious infringement of the MANAGER’s contractual employment obligations, which if repeated entitles the Company to terminate the employment without notice period.

§ 14

IP Protection

1.	The MANAGER shall disclose and assign to the Company promptly and fully any future work (including computer software programs) and any invention, improvement, discovery, process, formula, technique, method, trade secret, or other intellectual property, whether or not patentable, whether or not copyrightable, that is made, conceived, developed, or first reduced to practice, either alone or jointly with others, including any associated trademarks, trade names and good will in the area of the Company’s business field as described in § 2 of the Articles of Association of the Company and all rights to any related know-how (hereinafter referred to as “Inventions”).

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2.	The MANAGER hereby assigns to the Company all of his or his right, title and interest in and with respect to any future Inventions, including in particular the right to copy, disseminate, transfer to third parties, (sub-) license exclusively or non-exclusively, adapt and/or modify any such Invention and to apply for intellectual property rights in the Company’s own name. To the extent the assignment should not be legally valid, the MANAGER hereby grants to the Company an exclusive license to use such Invention as described for the entire life of such right. The MANAGER hereby waives any moral rights he may have under copyright laws, including in particular the right to publish any work, the right to be named as author and the right of access to any work, to the extent legally permitted.

3.	Such assignment or license shall be deemed compensated by the regular salary according to § 5(1) above. The parties assume, and hereby agree, that the salary is an appropriate compensation for such assignment or license.

§ 15

Ancillary Agreements and contractual amendments

Verbal ancillary agreements to this contract have not been made. Amendments and supplements to this contract must be made in writing in order to be effective. The same shall apply to this requirement of the written form.

§ 16

Expiry Deadlines

1.	The claims of both parties arising from the employment and such claims in connection with the employment shall lapse if they have not been asserted in writing against the other contracting party within three months after falling due.

2.	If the counter-party rejects the claim or does not reply within two weeks after the assertion of the claim, then the said claim shall lapse if it is not asserted in court within a further month after the rejection or the expiry of the deadline. This shall not apply to claims for payment of the MANAGER which fall due during dismissal proceedings and which depend on the outcome of the proceedings. For these claims, the expiry deadline of two months shall commence after the final and absolute conclusion of the unlawful dismissal proceedings.

§ 17

Place of Performance, place of jurisdiction

1.	Place of performance is the place where the employment has its focus. This place of performance is authoritative for disputes arising from this contract and regarding its existence. The court of the location where the obligation under dispute is to be performed shall be competent.

2.	If the MANAGER has not established a domicile in Germany or if he has given up this domicile, then the Company’s corporate domicile shall be authoritative as the place of jurisdiction.

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§ 18

Partial Invalidity, severability clause

1.	If a provision of this contract is or becomes legally ineffective or unfeasible in whole or in part, then the validity of the remaining provisions of this contract shall not thus be affected in case of doubt. On the contrary, the provision, which is legally ineffective or unfeasible in whole or in part, is to be replaced by a provision, which is closest in commercial terms to the meaning and purpose of the provision, which is ineffective or unfeasible in whole or in part. The same shall apply in the case of gaps in this contract.

2.	If, as a result of an alteration to the legislation or Supreme Court rulings or on account of other circumstances, a provision of this contract becomes invalid, then the provision shall automatically be adapted in line with the new legal position. The validity of the remaining provisions shall not thus be affected.

§ 19

Copy of contract

The MANAGER confirms by his own signature that he has received a written copy of this contract.

Freising, 6. Feb. 2008	Munich, 6. February 2008

/s/ Hans Küpper	/s/ Claus Schalper
Company	Manager

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